Exhibit 99.1

Gladstone Capital Announces Monthly Dividends

For January, February and March of $0.14 per Common Share

McLean, VA, January 8, 2008: Gladstone Capital Corp. (NASDAQ: GLAD) (the “Company”) announced today that the Board of Directors declared dividends of $0.14 per common share for each of the months of January, February and March of 2008. Monthly dividends will be payable per the table below.  The dividends equate to a quarterly dividend of $0.42 and an annual dividend of $1.68 at the current rate.

Gladstone Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding the DRIP, please visit our website at www.GladstoneCapital.com.

Summary Table for Common Stock Dividends for the Quarter Ending March 31, 2008:

Declared	X-Dividend	Record Date	Payment Date	Amount
January 8	January 18	January 23	January 31	$0.14
January 8	February 19	February 21	February 29	$0.14
January 8	March 18	March 21	March 31	$0.14
Total for the Quarter Ending March 31, 2008:				$0.42

The portfolio has expanded from approximately $350 million at September 30, 2007 to approximately $414 million at December 31, 2007. The portfolio depreciated approximately 1% from September 30, 2007 to December 31, 2007. At December 31, 2007 the monthly distributions are supported by the cash funds received which are sufficient to pay the monthly distributions to shareholders. Also, we do not have any investments in sub-prime home mortgages or the housing industry.

In order to comply with the requirements of Section 19(a) of the Investment Company Act of 1940, as amended, the Company will post a Section 19(a) notice through the Depository Trust Company’s Legal Notice System (LENS) and send out to its registered shareholders a Section 19(a) notice along with the payment of dividends declared for any the months if applicable.  This notice will not be for tax reporting purposes and will be provided only for informational purposes.

Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second lien loans, and senior subordinate loans in small and medium sized businesses.   For more information please visit our website at www.GladstoneCapital.com.

For further information contact Investor Relations at 703.287.5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company.  Words such as “believes,” “expects,” “estimated,” “projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s “Risk factors” of the Company’s Form 10-K for the fiscal year ended September 30, 2007, as filed with the Securities and Exchange Commission on December 3, 2007.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.